Exhibit 99.1

Media Contact: Marissa Travaline (609) 561-9000 ext. 4227 mtravaline@sjindustries.com Investor Contact: Dan Fidell (609) 561-9000 ext. 7027 dfidell@sjindustries.com

FOR IMMEDIATE RELEASE

Stephen H. Clark Appointed President and Chief Operating Officer, South Jersey Energy Solutions

FOLSOM, NJ, August 20, 2018 – SJI (NYSE: SJI) announced today that Stephen H. Clark has been named president and chief operating officer, South Jersey Energy Solutions, effective August 17, 2018.

Clark will vacate the role of chief financial officer, SJI, but will retain his position as executive vice president of the parent company while shifting his focus to driving the strategic priorities of the non-utility businesses. In his new role, he will be responsible for all non-utility operations including natural gas and electricity commodity marketing, fuel management services and energy production, as well as strategic leadership of SJI Midstream

“Steve is a proven leader with the knowledge and experience to drive the continued success of our non-utility businesses,” said Michael J. Renna, president and CEO, SJI. “With an exceptional team in place and Steve at the helm, I am confident that we will realize the full potential of our gas marketing and fuel management businesses while delivering exciting new growth from our midstream investments.”

Clark joined SJI in 1997 as manager of investor relations, subsequently adding finance, treasury and accounting responsibilities to his purview. An alumnus of Rutgers College, where he earned his undergraduate degree in political science, Clark also holds a Master of Business Administration degree from the College of William and Mary.

Kenneth Lynch, senior vice president and chief accounting and risk officer, and Ann Anthony, vice president and treasurer, will continue to lead the finance and accounting organizations while SJI identifies a successor for the role of chief financial officer.

About SJI

SJI (NYSE: SJI), an energy services holding company based in Folsom, NJ, delivers safe, reliable, affordable natural gas service to approximately 681,000 customers in New Jersey and Maryland through its three regulated natural gas utilities - South Jersey Gas, Elizabethtown Gas and Elkton Gas. SJI’s non-utility businesses within South Jersey Energy Solutions promote efficiency, clean technology and renewable energy by providing customized wholesale commodity marketing and fuel management services; acquiring and marketing natural gas and electricity for retail customers; and developing, owning and operating on-site energy production facilities. SJI Midstream houses the company’s interest in the PennEast Pipeline Project. Visit sjindustries.com for more information about SJI and its subsidiaries.

###